RACOM SYSTEMS, INC.
               16 West 32nd Street, Suite 801, New York, NY 10001

                RACOM SYSTEMS ACQUIRES NEWSTATE CAPITAL CO., LTD.

For Immediate Release                                          July 20, 1999

Racom Systems, Inc. (NASDAQ-OTC BB: RCOMD) announced the acquisition of NewState Capital Co., Ltd., a provider of residential mortgage financing in Korea.
NewState Capital is headquartered in Seoul, with offices in Taegu, Changwon, Jinju, and Pusan, and employs 62 persons. The company has approximately 4,500 mortgage loans outstanding, aggregating nearly KW 100 billion (US$83 million). According to the Korea Housing & Commercial Bank, one of the primary issuers of residential mortgages, the total residential mortgage loan market in Korea is estimated to be KW 54 trillion (US$45 billion) in 1999.

Racom management believes the Korean residential mortgage business provides exciting opportunities because of the recent deregulation in the mortgage lending industry and the significant lowering of interest rates in Korea. Mortgage interest rates have fallen from a high of 24 percent in 1998 to an average of 11 percent presently, with mortgage originations estimated to increase by 25% over the next year. NewState intends to capitalize on this opportunity by offering quick loan application and approval process, on-line loan application and servicing, convenient branch offices in major cities, hiring and training mortgage salespersons, and embarking on advertising and other marketing campaigns.

Racom has acquired NewState Capital through the issuance of 8 million new common shares, the result of which control of Racom will be assumed by the former shareholders of NewState Capital, primarily Mr. Ernest B. Kim, its chairman, and members of his family. In exchange, Racom acquired 99.6% of NewState Capital. Racom also assumed the repayment of a past-due $5 million bank loan owed by NewState Capital. Simultaneous with the acquisition $1 million was invested in Racom by certain investors for 667,000 newly-issued common shares. All former directors of Racom, with the exception of Edward Tobin, have resigned. Mr. Ernest Kim, Mr. Jin Kim, Mr. Sun Young, Esq., and Mr. Ben Chang have been elected directors of Racom. Mr. Ernest Kim also assumes the positions of chairman and chief executive officer of Racom.

NewState Capital is the successor company to Dongsuh Finance Co., Ltd., a Korean mortgage and installment financing company headquartered in Seoul, Korea. Donguh Finance was founded in 1994 by Dongsuh Horizon Securities Co. and acquired by NewState Capital in December 1998. In March 1999, NewState Capital acquired 100% of Youngnam General Finance Co., a mortgage finance company headquartered in Taegu, Korea. As of March 31, 1999, NewState Capital has KW 174.7 billion (US$143 million) in assets and KW 157 billion (US$128 million) in liabilities. For the year ended March 31, 1999, NewState lost $6.1 million after tax. This loss takes into account $1.4 million provision for loan losses, primary corporate loans made by Dongsuh Finance, and $3.8 million provision for taxes.

As a result of the high interest rate environment and corporate bankruptcies brought about by the Asian financial crisis during 1997-98, all ten specialized financing companies in Korea have either suspended regular business or closed. In addition to the acquisition of Dongsuh Finance and Youngnam General Finance, NewState Capital plans to continue acquiring failed or suspended specialized financing companies which have substantial residential mortgage portfolios.

In December 1998, the Korean government passed a law permitting the issuance of asset-backed securities. As soon as market acceptance of asset-backed securities are in place, NewState Capital intends to repackage its mortgage portfolio into mortgage-backed securities and sell the securities to institutional and retail investors in Korea. NewState Capital expects to generate revenues primarily from loan origination fees, loan servicing fees, and the interest differential between the underlying mortgages and the mortgage-back securities.

As part of the transaction, and subject to shareholder approval, Racom Systems will change its corporate name to NewState Holdings, Inc. NewState Holdings will be headquartered in New York City.

Certain statements made in this release by Racom / NewState Holdings, Inc. are forward-looking in nature. Actual results may differ materially from those projected in forward-looking statements. Racom / NewState Holdings, Inc.
believes the factors which may cause the actual results to differ and which reflect the primary risk factors associated with its business include: the need for obtaining substantial financing sources, assuring liquidity and maintaining substantial equity; timely development of internal programs and procedures to enable the securitization of mortgages; the acceptance of mortgage-backed securities in Korea; the successful integration of acquisitions; the ability to attract and retain high quality employees; change in overall economy of Korea and Asia; the number and size of competitors in its markets; change in technology; and changes in law and regulatory policies. Racom / NewState Holdings, Inc. does not undertake to update any forward-looking statement. Racom / NewState Holdings, Inc. believes that all information in this release has been obtained from sources considered reliable, but cannot guarantee that the statements presented herein are accurate or complete.

CONTACT:

Alexander Shang
Chief Financial Officer
Racom Systems, Inc.
212-582-3400